EXHIBIT 10.2

FOIA Confidential Treatment Requested

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made this 14th day of October, 2005 (the “Effective Date”) between TOWER RECORDS JAPAN INC., a corporation incorporated under the laws of Japan (“Tower”) with offices at 2-15-9 Minami-Shinagawa, Shinagawa-ku, Tokyo 140-0004, NAPSTER, LLC, a Delaware limited liability company (“Napster”), with offices at 9044 Melrose Ave., Los Angeles, CA 90069 and NAPSTER JAPAN, INC, a corporation incorporated under the laws of Japan (“Company”), with offices at 15-4 Sakuragaoka, Shibuya-ku, Tokyo 150-0031. Tower, Company and Napster hereinafter are each referred to as a “Party” and collectively referred to as the “Parties.” Capitalized terms used in this License Agreement but not defined herein have the meanings ascribed to them in the Joint Venture Operating Agreement (the “JV Agreement”).

WHEREAS, Napster has developed an online (via personal computer, mobile phone, set-top box or otherwise) music download and subscription service currently comprised of three levels of service – Napster Light, Napster Premium and Napster To Go (the “Service”);

WHEREAS, some or all of the Parties have simultaneously executed the JV Agreement, a Marketing Agreement (the “Marketing Agreement”), and a Services Agreement (the “Tower Services Agreement”) and such Parties will execute a Loan Facility Agreement (the “Loan Agreement” and, together with the JV Agreement, the Loan Agreement and the Marketing Agreement, all as amended from time to time, the “Definitive Agreements”); and

WHEREAS, the Parties wish to enter into this License Agreement to provide for the licensing, operation and support of the Service by Napster to and for the benefit of the Company in the Territory, which shall be promoted on the Napster Sites and as set forth in the Marketing Agreement, in accordance with the terms and conditions of this License Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties contained in this License Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement:

1.1 “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of the voting securities of such Person, by contract, or otherwise; and the terms “controlling” and controlled” shall have meanings correlative of the foregoing.

1.2 “Appointing Party” will have the meaning given in Section 4.2 herein.

1.3 “Back-End Services” means the proprietary or third-party software tools provided by Napster to the Company for the purposes of (i) accessing customer records via a [*] data feed

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

from Napster, (ii) managing audio files, audio file metadata and album thumbnails via Napster’s web-based tool referred to as “CMS,” (iii) providing technical support to customers via Napster’s web-based tool referred to as “CST,” and (iv) creating, editing, and otherwise modifying music programming content (e.g. featured artists, genre pages, tracks and radio stations) in the Customized Client.

1.4 “Bandwidth Cost” means, for each month during the Term, an amount equal to the total and reasonable costs paid by Napster to third parties for communications bandwidth actually used by Napster to provide Services (including the Customized Service) to end-users throughout the world, multiplied by the total megabits served by Napster to all End-Users in Japan [*] divided by the total megabits served to all end-users worldwide, all as reasonably and accurately determined by Napster’s servers; provided that Company shall have full rights to audit each such determination as provided herein.

1.5 “Bankruptcy Event” means any of the following events or circumstances with respect to a Party: such Party (i) makes a general assignment for the benefit of its creditors; (ii) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets; (iii) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, receivership, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of the commencement thereof.

1.6 “Change of Control” means, with respect to the Company, the failure by Tower and/or its controlled Affiliates to own more than 50.1% of the outstanding shares of Company. In no event shall a Change of Control result from any Tower Permitted Transfer or any event or series of events resulting in Tower and/or its controlled Affiliates owning less than 50.1% of the outstanding shares of Company entered into with the consent of Napster.

1.7 “Client” means the software provided by or on behalf of Napster to users of the Services for the purposes of downloading or otherwise accessing part or all of the Services, as such software is updated from time to time by or on behalf of Napster. The Client provided by Napster to users as of the date hereof currently includes functionality enabling Streaming, Downloading, organization of Content for playback on a PC platform and recording via a CD recorder.

1.8 “Company Content” means any and all Content owned or licensed by Company or by Tower; provided that Content owned or licensed by Tower shall be Company Content solely to the extent such Content is acquired by Tower for the Company after the date of this Agreement, or, with respect to Content that is owned or licensed by Tower prior to the Effective Date, only such Content that is sublicensed to the Company pursuant to a separate agreement. It

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

is understood that in the event that Napster independently, and not arising out of or in connection with this Agreement or the Definitive Agreements, has ownership or other usage rights in or to any Content in connection with the Services in territories outside of the Territory, the Napster.com website or otherwise separate and apart from the Services, nothing contained herein shall prejudice Napster’s existing rights to use such Content in accordance with Napster’s separate agreements.

1.9 “Company Property” has the meaning set forth in Section 6.1.2 herein.

1.10 “Content” means any and all text, web pages, data, works, information, graphics, animation, illustrations, multimedia files, text, audio, images, digital video, musical compositions, sound recordings, advertisements, art work, third party metadata or any other content.

1.11 “Customized Client” means the version of the Client customized by Napster for Company pursuant to this Agreement, as such version may be modified from time to time in accordance with this Agreement.

1.12 “Customized Services” means the version of the Services customized by Napster for Company pursuant to this Agreement, as such version may be modified from time to time in accordance with this Agreement.

1.13 “Definitive Agreements” has the meaning set forth in the second Recital set forth above.

1.14 “Deliverable” means each component of the Customized Services, Customized Client, the Napster Sites and Back-End Services to be developed or modified by Napster for Company hereunder, initially as provided in the Statement of Work attached hereto and thereafter on an ongoing basis as set forth in Section 4.

1.15 “Development Costs” has the meaning set forth in Exhibit C.

1.16 “Download” means an electronic transmission of Content which results in the creation of a permanent or temporary (for the duration of the subscription or until removed by the Content provider) Electronic Digital Copy of the item of Content concerned. “Downloading” shall mean the act of facilitating a Download.

1.17 “Electronic Digital Copy” means a copy of any Content in a digital format. A temporary copy of Content resident on a medium or device while being transferred between two (2) locations in the same medium or device in a manner that is substantially contemporaneous with the transmission of such copy, as in the case of “buffering” or “caching” during the transmission of a Stream shall not, for that reason alone, constitute an “Electronic Digital Copy” of the Content concerned.

1.18 “End Users” means end users that have registered with Napster to use the Customized Services in the Territory.

1.19 “End User Data” means both Aggregate End User Data and Personal End User Data pertaining to End Users of the Service. “Aggregate End User Data” means all information that describes the connection speeds, aggregate Company Content usage patterns, transaction information, preferences, demographics and/or any other information regarding End Users but which does not indicate the identity of any particular End User, and all other information about an individual End User presented in a form distinguishable from information relating to other end users but not in a form that enables the recipient to personally identify any End User. “Personal End User Data” shall mean all information about an End User enabling such End User to be specifically and personally identified and may include, but not be limited to names, street addresses, electronic mail addresses, registration information, e-commerce and credit card transaction data, preferences and the End User’s personally identifying transaction data.

1.20 “EULA” has the meaning set forth in Section 4.5.

1.21 “Fully Loaded Costs” means (i) the Bandwidth Costs, the Hardware Costs, and the Hosting Costs, (ii) all internal personnel costs and direct overhead reasonably incurred by Napster in performing its obligations under Sections 3 and 4 hereof calculated in accordance with US GAAP rules applicable to transactions between members of a consolidated group in the reasonable discretion of Napster, (iii) portion of patent royalties and third party software costs required for operation of the Customized Service (iv) such other out-of-pocket costs reasonably incurred by Napster in performing its obligations under Sections 3 and 4 hereunder, all as fully documented by Napster to Company, [*], such additional percentage amount being equal to the minimum amount that may be reasonably required for tax and accounting purposes.

1.22 “Gross Revenue Royalty” has the meaning set forth in Exhibit C hereto.

1.23 “Hardware” means any computing or networking equipment (including but not limited to servers, routers, and switches) owned by Napster and used for the development and maintenance of the Customized Services in accordance with the terms of this Agreement.

1.24 “Hardware Costs” means the third party costs incurred by Napster in acquiring any additional Hardware and software required in order for Napster to perform its obligations under Sections 3 and 4 hereof, together with Napster’s internal personnel costs reasonably incurred in order to configure and install such Hardware.

1.25 “Hosting Costs” means, for each month during the Term, an amount equal to the total and reasonable costs paid by Napster to third parties for hosting of the equipment used to provide Services to end-users throughout the world (including the Customized Service), multiplied by the total megabits served by Napster to all End-Users in Japan [*] divided by the total megabits served under this Agreement to all end-users of the Services (including the Customized Service) worldwide, all as reasonably and accurately determined by Napster’s servers; provided that Company shall have full rights to audit each such determination as provided herein.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.26 “Immediate Ingestion” means that from a given batch of tracks to be ingested into Napster’s Content Management System, a reasonable number of tracks (e.g. one hundred) have had a successful test delivery per the Napster Content Handbook in effect at that time and that the Content provider for such tracks has agreed to deliver the entire batch of tracks in the same manner.

1.27 “Improvements” means (i) derivative works (as such term is defined in 17 U.S.C. Sections 101, et seq.) of the Napster Property or the Company Property, as applicable (including without limitation Derivatives as defined in Section 11.3 below) and (ii) any improvement, enhancement, modification or adaptation of or to any hardware, software or other work of authorship, technology, including technical and end user documentation.

1.28 “Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures; (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all United States and foreign Marks and any registrations or applications therefor; and (v) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (including, without limitation, all claims and causes of action for infringement, misappropriation or violation thereof and all rights in any registrations and renewals).

1.29 “Joint Property” has the meaning set forth in Section 6.4.3 below.

1.30 “JV Agreement” has the meaning set forth in the Recitals.

1.31 “Launch Date” means the date one or more Company approved Customized Clients are generally made available within the Territory to End-Users for the purpose of accessing fully functional Customized Services in the Territory, which date shall coincide with a mutually agreed upon (by Napster, Tower and Company) promotional program within the Territory, and which initially shall be a date no later than [*].

1.32 “Level 1 Bug” means [*].

1.33 “Losses” has the meaning set forth in Section 9.1.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.34 “Maintenance Services” has the meaning set forth in Section 4.1.1.

1.35 “Marketing Agreement” has the meaning set forth in the second Recital set forth above.

1.36 “Marks” means trademarks, service marks, trade dress, trade names or logos.

1.37 “Minimum Guaranteed Royalty” has the meaning set forth in Exhibit C hereto.

1.38 “Napster Competitor” has the meaning set forth in the JV Agreement as such term is updated from time to time pursuant to the terms of the JV Agreement.

1.39 “Napster Marks” means all Marks owned or licensed by Napster.

1.40 “Napster Materials” means (i) all Hardware and software owned or controlled by Napster or licensed or leased by Napster from a third-party Person and used in connection with the Customized Services, Customized Client or Napster Sites, (ii) all data and metadata, graphic materials, textual materials, artwork and Marks furnished by Napster hereunder for incorporation in the Customized Services, the Customized Client or the websites located at the Napster Sites, and (iii) the Napster Marks and the Napster Sites; in each case excluding any such Hardware, software, data or materials furnished, licensed or leased by or on behalf of Company or Tower that do not constitute Improvements of Napster Materials.

1.41 “Napster Property” has the meaning set forth in Section 6.1.1.

1.42 “Napster Sites” means the websites to be developed, hosted and operated by Napster in accordance with this Agreement for the benefit of Company and located at www.napster.jp and www.napster.co.jp and other websites which include any Napster Marks or any variations thereof.

1.43 “Party” has the meaning set forth in the preamble to this Agreement.

1.44 “Person” means any natural person, legal entity, or other organized group of persons or entities.

1.45 “Platform” means all software, technology and other Intellectual Property Rights required for the development, operation and maintenance of the Customized Services and Customized Client, and the serving, Streaming and/or Downloading of Content in connection with the Customized Services, including all patches, bug fixes, upgrades, and enhancements thereto, as well as detailed documentation thereof.

1.46 “Permitted Transfer” means a Napster Permitted Transfer or a Tower Permitted Transfer as applicable.

1.47 “Relationship Manager” has the meaning set forth in Section 4.2 herein.

1.48 “Royalty” has the meaning set forth in Exhibit C hereto.

1.49 “Schedule” means the project deliverable schedule set forth in the Statement of Work attached hereto and incorporated herein by reference, as amended in accordance herewith.

1.50 “Services” has the meaning set forth in the first Recital set forth above, and includes such other related services as may be offered by Napster from time to time in the future and which the Company accepts as part of the Service in the Territory.

1.51 “Service Level Agreement” or “SLA” means the document attached at Exhibit B and incorporated by this reference.

1.52 “Stream” means the digital transmission of Content in compressed form, which digital transmission is contemporaneous with the performance or display of such Content (as applicable) and is not intended to result in a Download (other than any ephemeral copies used solely for so-called “caching” or “buffering”). “Streaming” shall mean the act of facilitating a Stream.

1.53 “Statement of Work” means the scope of services, deliverables and schedules as set forth in Exhibit A attached hereto and incorporated herein by reference, as amended as provided herein.

1.54 “Term” means the term of this Agreement, which shall begin on the Effective Date and, unless earlier terminated in accordance with the provisions hereof, shall continue until terminated by the Parties in accordance with the terms hereof, and which shall include the period of time following the occurrence of a Special Event of Default during which the non-Defaulting Party operates the Company.

1.55 “Territory” means Japan and its territories and possessions and any other territory that is mutually agreed in writing by the Parties.

1.56 “Tower Services Agreement” has the meaning set forth in the second Recital set forth above.

1.57 “Upgrades” has the meaning set forth in Section 2.2.

2. Development Of The Customized Services

2.1 Development Services. Subject to the terms of this Agreement, including without limitation the terms of the License in Section 6 below, Napster shall develop the Platform necessary for Company to provide the Customized Client and Customized Service to End-Users in the Territory. Napster shall provide Company with the Customized Client, in object code, for distribution to End-Users, and shall provide Back-End Services as set forth in the Statement of Work sufficient to allow Company to provide support and administer the Customized Client and Customized Service to End-Users in the Territory. Company will make no modifications or alterations to any Napster Materials, provided that the foregoing shall not preclude Company from modifying or altering any Content available on or through the Customized Services or Napster Sites via the Back-End Services, subject in each case to the applicable license(s) for such Content. For the avoidance of doubt, it is intended that any customer located in Japan will use the Customized Client and any customer located in the U.S. will use the English version of the

Client. At all times during the Term, Company shall control in its sole discretion (i) the pricing of the Customized Services to End-Users, subject to the operational restrictions of the Services and (ii) Content programming for the Customized Services in the Territory and all marketing, messaging and Content included on the Napster Sites (via the Back-End Services). [*]. Company shall, at all times during the Term, and at no charge to the Company, have reasonable access no more restrictive than the access provided by Napster to any other joint venture operations outside the Territory to the Napster CMS for the Services solely for purposes of administering the Company Content.

2.2 Localization. Napster will localize the initial version of the Customized Client, the Customized Services, the Napster CST tool and the Napster Sites for Company in accordance with all applicable requirements and specifications set forth in this Agreement (including the Statement of Work) and as also agreed to by the Parties in writing, and provide localization to Company with relation to all future releases, bug fixes or other improvements to the Client or Services for incorporation in the Customized Client, and/or the Back-End Services (“Upgrades”) Napster will use diligent efforts to deliver such localized versions as soon as reasonably practicable following the time such Upgrades are released in the U.S. Napster shall provide notice to the Company whenever (i) an Upgrade is put into effect or (ii) if applicable, a release schedule and product development plan is put into effect with respect to any Upgrade. Localization shall include, but not be limited to, translation of the CST Tool, Client and the Napster Sites from English to Japanese, necessary changes to date/time and currency fields within the Client, necessary changes to allow song, album and artist titles to appear correctly in Japanese in the Customized Client when such Japanese language song, album and artist titles are provided by content owners to Napster, and necessary changes to the registration path and credit card billing information to conform with Japanese practices. The Back-End Services will provide that Japanese language data will be displayed properly and will be able to process multibyte text. Localization will not include localization of any music or graphical Content. In consideration of the initial localization and customization work and any subsequent localization work on any Upgrade, Company will pay Napster the Development Costs as set forth in Exhibit C, and reimburse Napster for the actual subcontracting costs paid to Qualified Third Parties for translation work [*]. For the purposes of this Agreement, “Qualified Third Parties” shall mean any third party that is, in Napster’s reasonable opinion, qualified to perform the applicable localization or development services hereunder.

2.3 Initial Client Delivery. Napster shall deliver the initial version of the Customized Client, Customized Services and Napster Sites in accordance with the Statement of Work.

2.4 Napster Acceptance and Testing. Prior to releasing any Deliverable to Company, Napster will expeditiously undertake applicable testing of the Deliverable in accordance with Napster’s test plan and generally accepted software development practices but, subject to the provision by the Company of any Content or music programming necessary for testing in accordance

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

herewith, in no event shall such Deliverable be subject to testing that is any less stringent than (i) that undertaken in connection with the offering of its own services in any jurisdiction outside of the Territory, or (ii) as may be required under its reasonable internal quality control and test protocol requirements. Napster’s test plan with respect to each Deliverable will include but not be limited to: (a) End-to-end regression testing of the existing Napster functionality, as needed; (b) End-to-end testing of new functionality, if applicable; (c) Localized client testing with local content; (d) Geographical constraint testing (registration, date/time formats, currency, net acuity); and (e) Performance testing (cache testing, Statboard nodes). Napster will release the Deliverable to Company after such Deliverable has satisfactorily passed such testing.

2.5 Company Acceptance and Testing.

(a) After delivery of the Alpha version of the Customized Client and CST (the “Alpha Version”) to Company pursuant to Exhibit A, Company shall have until delivery of the Beta version of the Customized Client to conduct testing of the Alpha Version using its own internal testing procedures.

(b) At least two weeks prior to the delivery date of any Napster Deliverable including without limitation those set forth in the Statement of Work other than the Alpha Version, a representative of Company may be present at the Napster facilities in Los Angeles, California or Company facilities in Tokyo, at Company’s option, to test the Deliverable and meet and confer with the technical representatives of Napster designated by the Napster Chief Technology Officer or functional equivalent. Company and Napster shall jointly determine the testing parameters to be used in testing Deliverables, including determination of the hardware models, operating software versions, and combinations thereof to be tested.

(c) If during a testing/evaluation period, the Platform contains a Level 1 Bug, Company will provide Napster with a notice describing the nonconformity. Unless otherwise set forth in the Statement of Work or agreed to by the Parties, Napster will use commercially reasonable efforts within thirty (30) days from the date it receives Company’s notice of nonconformity to correct such Level 1 Bug. If Napster redelivers the Platform, then Company will be entitled to repeat the testing process. If (through no fault of Company) Napster fails to deliver a corrected Platform within the thirty (30) day period (or such other period as may be set forth on the Statement of Work or otherwise agreed to by the Parties) and the Company is not provided with a reasonable plan to timely correct any such material non-conformities in the Platform, then Company may negotiate with Napster to retain a third party to correct such fixes at Company’s expense. If during a testing/evaluation period, the Platform contains a bug, malfunction or defect other than a Level 1 Bug, Napster shall address such bug, malfunction or defect in accordance with customary industry practices.

2.6 Change Process. If at any time after the Launch Date, the Platform contains a Level 1 Bug, Napster shall use commercially reasonable efforts to provide an Upgrade incorporating a fix for such Level 1 Bug. If at any time after the testing/evaluation period Company determines that the Platform contains a bug, malfunction or defect other than a Level 1 Bug, Napster shall address such bug or defect in accordance with customary industry practices. Napster will, in its reasonable discretion, develop Upgrades and will notify Company of any such Upgrades and provide Company the ability to test such Upgrades in accordance with the terms set forth in this

Section 2. In addition to such Upgrade development, Napster will consider recommendations from Company with respect to technological features and capabilities to be added to its Platform [*] and Napster will consider such recommendations for inclusion into its global road map. If such features are not included in Napster’s global road map, Napster and Company will discuss the possibility of Napster providing those features to Company for the Customized Service and Customized Client and to the extent mutually agreed in writing by Napster and Company, including with respect to a reasonable timeframe therefor in an amendment to the Statement of Work, Napster will provide such features with fees [*].

2.7 Qualified Third Parties. Napster will be fully responsible for all acts and omissions of its Qualified Third Parties. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any Qualified Third Party, nor any obligation on the part of Company, to pay or to ensure the payment of any money due to any Qualified Third Party. Napster will identify through prior notice of each individual Qualified Third Party that is used by it to perform its obligations hereunder.

3 Storage, Hosting, and Delivery Of Content.

3.1 Hosting. During the Term, Napster will host the Platform on Hardware located at a secure hosting facility in accordance with the SLA. [*]. The Customized Service will be offered to End-Users through the Napster Sites. Napster is responsible for acquiring and maintaining the domain names for the Napster Sites and any other domain names necessary for the Customized Services, other than domains to be obtained by Tower pursuant to the Marketing Agreement. Napster shall continue to own the domains where the Napster Sites are located.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Content.

3.2.1 Napster Clearance of Content. Napster will use commercially reasonable efforts to clear master recording copyrights in music titles now or hereafter available to users of the Service outside the Territory so that the same titles will be available to End-Users through the Customized Services in the Territory as are available to users of the English language system, subject to territorial restrictions contained in the applicable licenses. Napster need not include any third party Content in the Service that does not conform to the then current operational or technological functionality available throughout the Service or that would require any unreasonable changes to its ingestion, reporting or other operational procedures (e.g., changes that are inconsistent with the then current industry practices outside of the Territory); provided, however, that no operational or technological requirements or restrictions shall be imposed by Napster for the purpose of restricting the inclusion of Company Content in the Service from licensors that do not provide the rights sought by Napster in Section 3.2.2 below.

3.2.2 Company Clearance of Company Content. (a) Notwithstanding anything to the contrary in Section 3.2.1 above, Company will use commercially reasonable efforts to clear all publishing rights (including mechanical rights and performance rights) relating to the music titles described in Section 3.2.1 when and to the extent that Company reasonably deems it necessary for provision of the Customized Service in the Territory.

(b) Napster will use commercially reasonable efforts to directly license master recordings from third party labels that Company reasonably deems necessary for provision of the Customized Service in the Territory. If Napster is unable to obtain such rights, it will so inform the Company, and Company will use commercially reasonable efforts to acquire such master recording licenses from any labels.

(c) [*].

(d) For the avoidance of doubt, the use of the term “worldwide” in connection with distribution of content only applies to the territories for which each of the respective music labels have rights to the applicable content.

3.2.3 Supply of Company Content. Without limitation of Section 3.2.1, Company will provide to Napster all Company Content to be offered to End-Users in the Customized Service at the Launch Date, in accordance with the Statement of Work, for hosting and delivery by Napster in accordance with this Agreement. On and after the Launch Date and in accordance with the Statement of Work, Company will furnish to Napster and periodically update the Company Content, with timing to be determined by Company.

3.2.4 Storage of Company Content. Unless otherwise agreed by the Parties, all Content, including without limitation the Company Content, shall be stored by Napster

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

during the Term on the Hardware. Without limiting the generality of the foregoing, Napster shall monitor and provide the Customized Services in accordance with this Agreement, including the SLA.

3.2.5 Content Availability. At all times during the Term, Napster shall ensure that the Customized Service (including the Company Content provided by Company to Napster in accordance herewith) is available to End Users in accordance with the SLA, including, without limitation, the provision of sufficient storage and bandwidth. [*].

3.2.6 Third Party Content Costs. Company will administer and pay all third party Content royalties and shall be solely responsible for paying any or all compensation due in respect of the use or exploitation of any Content used in connection with the Customized Service, including, without limitation, all artists whose performances are embodied thereon, the producers of such Content, the publishers of the musical compositions embodied in such Content or master recordings, the owners of any samples contained in those master recordings, any union, guild or affiliated trust fund, and any Content within the Customized Services provided by Napster pursuant to Section 3.2.1 above. Notwithstanding the foregoing, to the extent that Napster is required to pay any additional royalties solely due to the operation of the Business in the Territory as a result of its license agreements, Company will reimburse Napster for all such additional royalties in accordance with the terms of Exhibit C hereto. To the extent that Company is required to pay any additional royalties solely due to the operation of the Services outside the Territory as a result of its license agreements, Napster will reimburse Company for all such additional royalties. Napster and Company will provide any necessary data to allow such administration and payment by the other Party. Napster will provide monthly data reports to Company sufficient to allow Company to calculate and pay any third party royalties as provided herein.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. Maintenance Of The Service

4.1 Maintenance and Support:

4.1.1 By Napster. Without derogation of other obligations in this Agreement including obligations under the SLA, Napster shall, at all times during the Term, provide operational, maintenance and support services (“Maintenance Services”) in connection with the provision and use of the Customized Service, the Customized Client and Back-End Services, in each case at least at the same level of service set forth in the SLA, including without limitation by the operation and maintenance of: [*], in each case as more fully detailed in the SLA. Additionally, Napster shall answer any reasonable questions from Company in a timely manner relating to localization of documentation to be provided by the Company pursuant to Section 4.1.2. Napster shall assign to the performance of the Maintenance Services support engineers who will be responsible for maintaining the Service and will have the skills and qualifications required for performing the Maintenance Services.

4.1.2 By Company. As between Napster and Company, Company shall be solely responsible for providing direct End User Support. Company will, through one or more third parties, provide End User Support in accordance with the standards set forth in Exhibit B to the extent available on commercially reasonable terms. If not available, the Parties will discuss alternate strategies and levels of End User Support. Napster will provide customary documentation (in English) at no fee and Company shall be responsible for localization of such documentation. Napster will provide initial training to Company employees in order to allow such employees to perform End User Support, and to allow Company employees to develop necessary support documentation in Japanese. Any additional training provided by Napster will be billed to Company at Napster’s Fully-Loaded Costs. Napster also shall provide such reasonable assistance and tier three support to Company in connection with End User Support that Company may require to satisfactorily provide direct support to End Users.

4.1.3 Napster will initially train Company employees on the use of Back-End Services at no cost to Company. Any additional training will be charged at Napster’s Fully-Loaded Costs.

4.2 Relationship Managers. Napster and Company (an “Appointing Party”) will appoint an individual (a “Relationship Manager”) who, from the Effective Date until replaced by the Appointing Party, shall serve as the Appointing Party’s primary contact for communications between the Parties to this Agreement. Napster’s initial Relationship Manager will be Paul Greenberg and Company’s initial Relationship Manager will be determined at the first meeting of the Board of Directors of the Company following its formation. Each Relationship Manager (i) has the overall responsibility for managing and coordinating the performance of the Appointing Party’s obligations hereunder; and (ii) is authorized to act for and on behalf of the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Appointing Party concerning all matters relating to this Agreement. Each of Company and Napster shall have an opportunity to reasonably disapprove of the other’s Relationship Manager, and the other party shall provide an appropriate alternative.

4.3 Collection Of End-User Data. Napster will compile End User Data on behalf of Company, in connection with Napster’s services hereunder, and to the extent permitted under applicable law, such End-User Data shall be owned jointly throughout the world by Company, Napster and Tower. Each of Company and Tower may use the End User Data for its own marketing purposes provided such use shall be in accordance with the Company privacy policy and applicable law. Napster may use End User Data for its own marketing purposes provided such use shall be in accordance with the Company privacy policy and applicable law, provided that Napster may not transfer such End User Data to a Tower Competitor during the Term or directly compete during the Term with Tower’s retail pre-packaged physical music sales business. Company’s privacy policy will comply with then applicable laws, and provide that, subject to applicable law, Company has the full right to share and co-own all End-User Data with Tower and Napster. During the Term, such End User Data shall be housed in an End-User Data database provided by Napster hereunder, to which Company and Tower will have reasonable access at no charge. Company will provide a list of requested data fields and the requested form of report and Napster and Company will work together in good faith to implement a reporting structure acceptable to both Parties pursuant to which Napster shall provide periodic updates of End User Data to the End User Data Database as mutually agreed to between the Parties, which updates shall be provided no less frequently than daily (other than End User support data, which shall be available in real time). Nothing contained herein will obligate Napster to obtain or share or permit any Party to itself use any End User Data that would violate any applicable law, rule, regulation or treaty.

4.4 Security. At all times during the Term, Napster will implement appropriate security measures (including but not limited to network firewalls, and encrypted authentication certificate technologies, back-up systems, and co-located Napster Servers) to protect the Customized Service (including the Content and End User Data), as described in the SLA (provided that Napster will not be responsible for a security breach resulting from undetected defects contained in third party software). Accordingly, Napster will be solely responsible for protecting the Customized Service (including the Content and End User Data) from unauthorized interruptions, viruses and outside attacks by means of such measures to the extent required by the SLA.

4.5 End User Agreements. End Users will contract directly with Company via an End User license agreement (“EULA”) when downloading the Customized Client and registering for the Customized Services. The EULA will be mutually agreed to by the Parties prior to the Launch Date and at all times during the Term, Company will update such EULA to ensure that the terms and conditions therein include the same or similar provisions as are set forth in the representative Napster end user license agreement for the Services delivered by Napster to Company from time to time. Notwithstanding any provision herein to the contrary, Company need not update the EULA to the extent that such update violates applicable Japanese law.

5. Company Payment Obligations and Accounting

5.1 Company Payment Obligations. In consideration for the development, maintenance, bandwidth, storage and licensing services described in Section 2 through Section 4 of this Agreement and in the Statement of Work, Company shall pay Napster in accordance with the payment schedule attached hereto as Exhibit C. To the extent Company is required to pay Napster’s personnel costs, such personnel costs shall be charged at the rates specified in Exhibit C.

6. Intellectual Property Rights and Licenses

6.1 Ownership.

6.1.1 Napster Intellectual Property. As between Company and Napster, all: (i) Napster Materials; (ii) Intellectual Property Rights in such Napster Materials; (iii) Intellectual Property Rights in the Content provided by Napster pursuant to Section 3.2.1 above; and (iv) Improvements to any of the foregoing (collectively, the “Napster Property”) are or will be owned exclusively by Napster in perpetuity, throughout the world, free of any claim by Company or any third party, except as otherwise provided herein. Except as set forth herein, neither Company nor Tower has, nor does it receive under this Agreement, any rights in any Napster Property. For the avoidance of doubt, any Improvements to Napster Property created by Company or Tower will be solely owned by Napster provided that Company will retain a reasonable right to use such Improvements but not the original Napster Property following the termination of this Agreement, provided, however, that Company shall not retain a reasonable right to use such Improvements following termination of this Agreement in the case of a termination by Napster pursuant to Section 7.1 hereunder. The Parties agree to discuss in good faith additional trademark licenses from Napster for merchandising or similar exploitation in the Territory on no less favorable terms than set forth in agreements between Napster and third parties outside the Territory, if any.

6.1.2 Company Intellectual Property. As between Company and Napster, all: (i) articles in the Napster Sites provided by Company, (ii) Company Content including the Content obtained by Company pursuant to Section 3.2.2, (iii) design features and user interface of the Napster Sites which are created by Company and are unique to such Napster Sites, and (iv) all Intellectual Property Rights in all of the foregoing and (v) Improvements to any of the foregoing (collectively, the “Company Property”) are or will be owned exclusively by Company in perpetuity, throughout the world, free of any claim by Napster or any third party, except as otherwise provided herein. Except as set forth in Section 6.4.2, Napster does not have, and does not receive under this Agreement, any rights in or to any Company Property. For the avoidance of doubt, any Improvements to Company Property created by Napster will be solely owned by Company provided that Napster will retain a reasonable right to use such Improvements but not the original Company Property following the termination of this Agreement, provided, however, that Napster shall not retain a reasonable right to use such Improvements following termination of this Agreement in the case of a termination by Company pursuant to Section 7.1 hereunder.

6.1.3 Tower Intellectual Property. As between Tower and Napster, all: (i) articles in the Napster Sites provided by Tower, (ii) Company Content and the Content obtained by Company pursuant to Section 3.2.2, (iii) Tower Marks, (iv) all Intellectual Property Rights in all of the foregoing and (v) Improvements to any of the foregoing (collectively, the “Tower Property”) are or will be owned exclusively by Tower in perpetuity, throughout the world, free of any claim by Napster or any third party, except as otherwise provided herein. Except as set forth in Section 6.4.3, Napster does not have, and does not receive under this Agreement, any rights in or to any Tower Property.

6.1.4 Disclosure of Improvements. (a) Company and Tower agree during the Term to disclose to Napster any Improvements that it makes or reduces to practice upon any of the Napster Property used in the Customized Service. Napster shall own all right, title and interest in and to such Improvements worldwide and in perpetuity.

(b) Napster agrees during the Term to disclose to Company any Improvements that it makes or reduces to practice upon any of the Company Property. Company shall own all right, title and interest in and to such Improvements worldwide and in perpetuity.

(c) With respect to this Section 6.1.3, the Parties agree to cooperate with one another in obtaining letters patent or patents on any such Improvements which may be patentable, and further agrees to transfer the title to the patents for the same to the owning party upon such party’s payment of the expenses in connection with the filing and prosecution thereof.

6.2 Reservation and Limitations. Except as otherwise expressly set forth in this Agreement, each Party expressly reserves all of its right, title and interest in its own Intellectual Property Rights, and no Party grants any license to the others.

6.3 Reverse Engineering. Company and Tower will not, and will not authorize any other Person through actions or omissions to, reverse engineer, decompile or disassemble or otherwise attempt to derive the source code for the operation of any Napster Property, or to decode, deencrypt or engineer around any authorization codes, lockout software or other security measures contained in any Napster Property.

6.4 Licenses.

6.4.1 By Napster. During the Term, Napster grants to Company an exclusive (in the Territory only), nontransferable, nonsublicensable license in the Territory in and to all rights (including Intellectual Property Rights) to (i) any Napster Property (ii) the Napster Sites, (iii) the Napster Marks and (iv) any other materials furnished by Napster in connection with this Agreement, expressly for purpose of use in connection with the Customized Services, Customized Client and Napster Sites as contemplated hereunder. Company shall only use the Napster Marks according to the Napster Trademark Usage Guidelines, which shall be provided to Company in writing, or in accordance with other reasonable written instructions. Company’s use of any Napster Mark in connection with this Agreement will not create any right, title or interest in or to the use of the Napster Marks and all such use and goodwill associated with the Napster Marks will inure to the benefit of Napster. For quality control purposes, Napster may examine the use by Company of Napster Marks from time to time upon reasonable notice to Company. Should Napster reasonably object to Company’s use of a Napster Mark, Company shall cure the objections within thirty (30) days of notice thereof, or Napster may suspend Company’s rights to use the Napster Marks until such objections are cured.

6.4.2 By Company. During the Term, Company grants to Napster a non-exclusive, nontransferable, nonsublicensable, worldwide and royalty free license, effective throughout the Term, to (i) host, use, copy, transfer, reproduce, distribute, transmit and publicly perform the Company Property on and via the Internet, solely as necessary to perform Napster’s obligations hereunder with respect to the Customized Service and Customized Client; and (ii) host, use, copy, transfer, reproduce, distribute, transmit and publicly perform any other materials furnished by Company in connection with this Agreement, solely as necessary to perform Napster’s obligations under this Agreement with respect to the Service.

6.4.3 By Tower. During the Term, Tower grants to Napster a non-exclusive, nontransferable, nonsublicensable, worldwide and royalty free license, effective throughout the Term, to (i) host, use, copy, transfer, reproduce, distribute, transmit and publicly perform the Tower Property on and via the Internet, solely as necessary to perform Napster’s obligations hereunder with respect to the Customized Service and Customized Client; and (ii) host, use, copy, transfer, reproduce, distribute, transmit and publicly perform any other materials furnished by Tower in connection with this Agreement, solely as necessary to perform Napster’s obligations under this Agreement with respect to the Service provided that Napster agrees, following written notice of any such requirements, to take such actions to the extent reasonably required in order to ensure Tower’s compliance with its obligations owed to MTS, Incorporated under the Trademark and Trade Dress Transfer and Usage Agreement, including without limitation the blocking of End Users accessing Customized Services from outside the Territory or permitting only persons who register and/or are otherwise identified as being physically located in Japan to become End Users.

6.4.4 Cross License to Joint Property. To the extent that the Parties collaborate to develop code or functionalities or any other material in which there may exist Intellectual Property Rights, and that collaborative work does not otherwise constitute Company Property or Napster Property, such code, functionalities and/or material shall be considered “Joint Property,” once expressly and mutually documented as such. Joint Property shall be owned by Company and Napster during the Term of the Agreement and thereafter by Tower and Napster or their permitted successors or assigns in perpetuity, throughout the world, free of any claim by Company or any third party, except as otherwise provided herein. Each Party shall be entitled, without notice or accounting to the other, to exploit, disclose, and in any way license, sublicense and/or alienate any right as may exist in Joint Property; provided that any use or license by Company or Tower of such Joint Property outside of the Customized Service during the Term shall require Napster’s prior written consent, which consent shall not be unreasonably withheld or delayed, and any use or license of such Joint Property by Napster outside of the Customized Service during the Term shall require Company and Tower’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Parties shall consult and provide reasonable assistance to each other in securing and perfecting any Intellectual Property Rights as may exist in Joint Property.

7. Termination

7.1 Termination for Cause. Provided that a Party exercising its rights under this Section 7.1 is not in material breach of any provision under any Definitive Agreement and that neither Tower nor Napster has exercised its Special Event of Default Option under the JV Agreement, any Party may terminate this Agreement upon thirty (30) days written notice (or shorter period if otherwise specified herein) to the other Parties if either of the other Parties have materially breached any obligation set forth in this Agreement, including Exhibits B or C, and does not promptly and diligently undertake to cure such breach and prosecute such cure to completion. [*].

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In the event that either Tower or Napster exercises its Special Event of Default Option under the JV Agreement, such Party may terminate this Agreement immediately upon delivery of written notice to the other Party.

7.2 Termination Upon Termination of the JV Agreement. Except as specifically provided elsewhere in this Agreement, this Agreement will terminate automatically upon the termination of the JV Agreement without further action by any Party. Following the exercise of a Special Event of Default Option by Tower under the JV Agreement, Napster shall provide reasonable assistance, at Tower’s expense, for the redirection of End Users to a new Tower-operated website and will transfer to Tower, all End User Data.

7.3 Termination Upon Change of Control of Company. Until the earlier of [*], Napster shall have the right to terminate the License Agreement upon any Change of Control; provided Napster shall not have such right in connection with any Tower Permitted Transfer or any other transaction entered into with the prior written consent of Napster.

7.4 Effect of Termination. Except as otherwise expressly indicated herein, upon any termination or expiration of this Agreement all licenses granted herein shall be null and void:

(a) Each Party, at its own expense, will return to the other Parties or otherwise dispose of as the owner may instruct, any information of the other Party, including Confidential Information and other assets that were provided in connection with this Agreement and that are in the possession or control of the returning Party.

(b) All payment obligations under Section 5 of this Agreement that have accrued prior to such termination or expiration will be payable in full on the 30th day following such termination or expiration. All amounts earned pursuant to Section 5 of this Agreement will be non-refundable.

(c) The rights and obligations of the Parties under Section 10 shall continue until the expiration of the survival period for Confidential Information pursuant to the terms of the JV Agreement; and the rights and obligations of the Parties under Sections 6.1, 6.2, 6.4.3, 9, 11 and 12 of this agreement will survive such termination or expiration.

7.5 Bankruptcy Event. In the event of a Bankruptcy Event with respect to the Company, Napster shall have the option to convert the exclusive license granted under Section 6.4.1 into a non-exclusive license. Such conversion into a non-exclusive license will be effective immediately any time on or after a Bankruptcy Event with respect to the Company upon delivery of written notice to the Company by Napster. Other than the license granted under Section 6.4.1 converting from an exclusive (in the Territory only) into a non-exclusive license as provided in

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Section 7.5, the exercise of such conversion option by Napster shall not have any effect or limit in any way any other provision of this Agreement, including, without limitation, Napster’s rights under Section 7.1(b) or the Company’s obligations under Section 5.1; provided that Napster’s grant of any license to rights listed in Section 6.4.1 to any third party shall, at any time during the Term and while Section 5.4 of the JV Agreement remains in effect, be prohibited.

[*]

8. Representations and Warranties.

8.1 By Napster. At all times during the Term, Napster hereby represents and warrants that: it has the full right, title and authority to enter into this Agreement, to provide all of the services contemplated in this Agreement and perform its obligations hereunder and to grant Company the rights granted herein; and it has the legal authority or ownership rights to grant any license or right granted to Company under this Agreement.

8.2 By Company. Company hereby represents and warrants that, at all times during the Term, it has the full right, title and authority to enter into this Agreement and perform its obligations hereunder and to grant Napster the rights herein granted; and it has the legal authority or ownership rights to grant any license or right granted to Napster under this Agreement.

8.3 Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9. Indemnification.

9.1 Indemnification by Napster.

(a) Napster will indemnify, defend and hold Company and Tower harmless from any and all losses, liabilities, damages, expenses and/or costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third party claim against Company or Tower that (a) the Napster Materials infringe, misappropriate or violate the copyrights, trademarks or trade secrets of any third party, (b) the Content provided by Napster pursuant to Section 3.2.1 violates the copyright rights of the labels owning the master recording copyrights or (c) alleges any privacy policy violation or violation of law arising out of or relating to use by Napster of End User Data or (d) a breach by Napster of its obligations under Section 4.4 of this Agreement has damaged any third party. Napster’s obligations hereunder are conditioned upon (i) Company and Tower providing sole control and reasonable cooperation to Napster in connection with the defense and/or settlement of any such claim, at Napster’s expense; and (ii) Company and Tower providing prompt notice of any and all claims under this indemnity.

[*]

9.2 Indemnification by Company. Company shall indemnify, defend and hold Napster harmless from and against any and all Losses resulting from any third party claim against Napster (a) that the Content (except for the master recording rights obtained by Napster pursuant to Section 3.2.1 above or any other Content furnished by Napster) or the elements of the Customized Service provided by Company infringe, misappropriate or violate the Intellectual Property Rights of any third party, or (b) resulting from any third party claim alleging any privacy policy violation or violation of law arising out of or relating to use by Company of End User Data. Company’s obligations hereunder are conditioned upon (i) Napster providing sole control and reasonable cooperation to Company in connection with the defense and/or settlement of any such claim, at Company’s expense; and (ii) Napster providing prompt notice of any and all claims under this indemnity.

9.3 Indemnification by Tower. Tower shall indemnify, defend and hold Napster and Company harmless from and against any and all Losses resulting from any third party claim that (a) the Tower Property infringe, misappropriate or violate the Intellectual Property Rights of any third party, or (b) alleges any privacy policy violation or violation of law arising out of or relating to use by Tower or any Affiliate of Tower of End User Data. Tower’s obligations to Napster hereunder are conditioned upon (i) Napster providing sole control and reasonable cooperation to Tower in connection with the defense and/or settlement of any such claim, at Tower’s expense; and (ii) Napster providing prompt notice of any and all claims under this indemnity.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. Confidentiality

10.1 General Obligation. The terms of the JV Agreement will govern the confidentiality of Confidential Information hereunder.

10.2 [Reserved]

10.3 Ownership. All Confidential Information, and any Derivatives thereof, remains the property of the disclosing Party (except as may otherwise be provided herein) and no license or other rights to Confidential Information is granted or implied, solely by virtue of its disclosure. For purposes of this Agreement, “Derivatives” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

10.4. Injunctive Relief. The receiving Party agrees that money damages would not be a sufficient remedy for any breach of its obligations under this Section 10 and that the disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach hereunder by the receiving Party or any of its designees (in addition to any other remedy).

11. Limitation of Liability

Except for claims for indemnification under Section 9, claims related to any Party exceeding the scope of the licenses granted under Section 6 and damages arising as a result of a breach of the terms of Section 10, none of the Parties will be liable to the other Parties for any indirect, incidental or consequential damages of any type, including lost profits, or third party claims arising out of or in connection with this Agreement or the services contemplated hereby, even if a Party is advised by the other Party of the possibility of the damage and even if a Party asserts or establishes a failure of essential purpose of any limited remedy provided in this Agreement.

12 Miscellaneous

12.1 Notices. Except as otherwise specifically provided herein, all notices under this Agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail or sent by facsimile transmission.

All such notices, requests, demands and other communications shall be addressed as follows:

If to Company:	Napster Japan, Inc.
15-4 Sakuragaoka, Shibuya-ku, Tokyo 150-0031
Attention: Chief Executive Officer

If to Napster:	Napster, LLC
9044 Melrose Avenue
Los Angeles, California 90069, U.S.A.
Attention: General Counsel

with a copy to:	O’Melveny & Myers LLP
Meiji Yasuda Seimei Building, 11th Floor
2-1-1 Marunouchi
Chiyoda-ku, Tokyo 100-0005, Japan
Attention: Randy Laxer, Esq. and Dale Araki, Esq.

If to Tower:	Tower Records Japan Inc.
2-15-9 Minami-Shinagawa
Shinagawa-ku, Tokyo 140-8667, Japan
Attention: Chief Planning Officer

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Steven L. Wilner, Esq.

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 12.1. Notices shall be deemed given three (3) days after mailing or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

12.2 Force Majeure. Notwithstanding any other provision of this Agreement, no Party will be liable for any delay or failure to perform its obligations under this Agreement, where such delay or failure results from any (i) act of God (fire, storm, floods, earthquakes, etc.); or (ii) civil disturbances or other internet terrorist or hacker activities causing general internet breakdown, or the prolonged general unavailability of necessary power, utilities or raw materials; provided that it gives the other Parties written notice thereof and uses commercially reasonable efforts to cure the delay or mitigate the failure to perform.

12.3 Entire Agreement; Amendments. Except for the terms of the Definitive Agreements, this Agreement contains the entire understanding of the Parties relating to its subject matter and all previous agreements relating to the subject matter are superseded by this Agreement. In the event of any conflict between the Definitive Agreements and this Agreement related to the subject matter herein, the terms of this Agreement shall govern. Any term of this Agreement may be amended only with the written consent of the Parties.

12.4 Waivers. No waiver by a Party of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement will be effective unless in writing, and no waiver of any one or more instances will be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.5 Captions. The captions of the Sections in this Agreement are included for convenience only and shall not affect the interpretation of any provision.

12.6 Survivability. If any part of this Agreement, or the application thereof to any Party, shall be adjudged by a court of competent jurisdiction to be invalid, such judgment shall not affect the remainder of this Agreement, which shall continue in full force and effect, or the application of this Agreement to the remaining Parties.

12.7 Choice Of Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its rules for conflicts of law, except to the extent mandatory laws of Japan apply including trademark law of Japan as far as trademarks registered in Japan are concerned.

12.8 Arbitration.

(a) In the event there arises a dispute among the Parties as to the performance or interpretation of any of the provisions of this Agreement, or as to matters related to but not covered by this Agreement, the Parties shall first attempt to find a mutually agreeable solution by consultation in good faith. If the matter has not been resolved within thirty (30) Calendar Days of their first meeting to resolve a dispute, then any such dispute shall be determined finally by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”). The place of arbitration shall be Los Angeles, California, U.S.A., if initiated and brought by a Party other than Napster or Tokyo, Japan, if initiated and brought by Napster and the language of the arbitration shall be English. Each of Napster and Tower shall appoint one (1) arbitrator and the two nominated arbitrators shall in turn choose a third arbitrator. If the arbitrators chosen by Napster and Tower cannot agree on the choice of the third arbitrator within thirty (30) Calendar Days of the notice of arbitration, then such arbitrator shall be appointed by the ICC acting in accordance with the rules adopted by the ICC for this purpose. At minimum, the arbitral tribunal shall be experienced in cross-border transactions.

(i) Judgment upon the award of the arbitral tribunal may be entered in any court having jurisdiction thereof. The Parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Award.

(ii) Pending the submission to arbitrators and thereafter until the arbitral tribunal renders the award, the Parties shall, except in the event of termination, continue to perform all their obligations under this Agreement and the Definitive Agreements to which it is a party without prejudice to a final adjustment in accordance with the award.

(iii) Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

(b) Injunctive Relief. By agreeing to arbitrate disputes arising between the Parties pursuant to Section 12.8(a), the Parties acknowledge and agree that they do not intend to deprive

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. The Parties also acknowledge and agree that in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief.

12.9 Assignment. Except in connection with a Permitted Transfer, none of the Parties may assign its rights and obligations, in whole or in part, under this Agreement without the prior written consent of the other party. Any purported assignment by Tower, Company or Napster in violation of this paragraph shall be void.

12.10 Counterparts. This Agreement may be executed in two or more counterparts, and each counterpart will be deemed an original, but all counterparts together constitute a single instrument.

12.11 Tower Obligations. Tower’s obligations hereunder are limited to those contained in Sections 4.3, 6.1, 6.3, 6.4, 9.3 and 12.8.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, to be effective as of the Effective Date stated above.

NAPSTER, LLC		NAPSTER JAPAN, INC.

By:	/S/ WM. CHRISTOPHER GOROG	By:	/S/ HIROYUKI FUSHITANI
Printed Name:	Wm Christopher Gorog	Printed Name:	Hiroyuki Fushitani
Title:	Chairman and CEO	Title:	President and CEO
(An Authorized Signatory)		(An Authorized Signatory)

TOWER RECORDS JAPAN INC.

By:	/S/ HIROYUKI FUSHITANI
Printed Name:	Hiroyuki Fushitani
Title:	President and Group CEO
(An Authorized Signatory)

EXHIBIT A

Statement of Work

Alpha Phase

Napster will make available to the Company the initial localized version of the Customized Client and the CST [*].

Beta Phase

Napster will make the following available for testing by the Company (the “Beta System”) [*]

Complete Phase (“Commercial Product”)

Provided that Company has completed the Content programming for the Customized Service reasonably requested by Napster and satisfied all music Content delivery requirements, Napster will make available to Company the final Commercial Product (including the Customized Service, Back-End Services and all other components necessary to provide Customized Services to End-Users), to be used by End-Users on and after the Launch Date, no later than the Launch Date.

Company Content Specifications

Prior to the Launch Date, Company will provide Company Content to Napster for Immediate Ingestion in the manner set forth in the Napster Content Handbook [*]. Following the Launch Date, Company will provide Company Content to Napster in the manner set forth in the Napster Content Handbook as provided to Company [*].

Programming Tools

Napster will provide to Company within ten (10) Calendar Days of the execution of this Agreement, a list of content pages within the Service (e.g. genre pages, “Foundation” pages, home page). Company shall provide to Napster, wireframes of the desired layout of said content pages within the Customized Service [*].

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Napster will provide to Company all programming tools described in clause (iv) of the definition of Back-End Services and training on the use of such tools in accordance with Section 4.1.3 by [*].

Company will provide periodic music programming to Napster for inclusion in the pre-Beta System builds of the Customized Client [*]. Company will provide complete music programming to be included in the Customized Service at the Launch Date to Napster [*].

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

Service Level Agreement

[*]

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

Payment Terms

1. Development Fees: In consideration of the Development Services, Company will pay Napster [*].

2. Maintenance and Third Party Royalty Fees: In consideration of the Maintenance Services and Napster’s obligations under Section 3 of this Agreement, [*].

3. Royalty: In consideration for the use of Napster technology to provide the Service and any Improvements to the Napster Property, Company agrees to pay Napster the following:

3.1 Company will pay Napster a royalty based on the annual gross revenues of Company in accordance with the following formula:

[*]

4. [*]

5. Royalty Accounting.

5.1 Statements and Payment.

(a) Company shall, as the so-called “merchant of record” for amounts collected in connection with the Customized Service, [*], Company shall send Napster a statement detailing those Royalties and shall pay Napster any such Royalties which are due to Napster.

(b) Company shall compute Royalties in U.S. dollars at the published rate of exchange for the last day of the reporting period as reported in the Wall Street Journal.

5.2 Reconciliation. To the extent that gross revenue which generated a royalty that had previously been paid to Napster, is reversed or otherwise booked by

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Company as uncollectable, Company may deduct the corresponding overpayment from the next Gross Revenue Royalty payment, provided that any subsequent receipt of uncollectible amounts shall result in additional payment to Napster. In the event there is no subsequent payment, Company may, at its option, send Napster an invoice for the overpayment amount, payable by Napster within thirty (30) days of receipt of such invoice or deduct such overpayment from any payment otherwise owed by Company to Napster hereunder.

6. Books and Audits. Company shall maintain accurate books and records detailing all information related to Company’s revenues and the computation of Royalties, which Napster may examine, at Napster’s expense. Napster shall maintain accurate books and records detailing all information related to Fully Loaded Costs, Content royalties, and other reimbursed amounts, if any, which Company may examine, at Company’s expense. Each Party may make those examinations only for the purpose of verifying the accuracy of the statements and invoices sent to such Party hereunder. Each Party may make such an examination for a particular statement or invoice only once. Each Party may make those examinations twice during any calendar year and only during the other Party’s usual business hours, on reasonable written notice for a reasonably convenient time, and at the place where such other Party keeps the books and records to be examined. Each Party may appoint a certified public accountant to make such an examination for such Party. Each Party acknowledges that the other Party’s Books and Records constitute Confidential Information. If the undisputed results of any such audit reveal that one Party has underpaid the other by more than ten percent (10%) the amount the underpaying Party should have paid the other, then, in addition to any other legal and equitable rights and remedies available to the underpaid Party, the underpaying Party shall reimburse the underpaid Party for the reasonable and documented costs of the audit plus interest from the date the amount should have been paid as computed under Section 7 below.

7. Taxes and Late Payments. All amounts to be paid by Company to Napster herein are exclusive of, and Company shall pay, all sales, use, excise and other taxes that may be levied on either party in connection with this Agreement, except for taxes based upon Napster’s net assets or net income. Any amount not paid when due shall bear interest at a rate equal to fourteen percent (14%) per annum.